Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the inclusion of our report on Pointbreak Buyback Index Fund dated October 19, 2015 in this Registration Statement (Form N-1A, SEC File No. 333-205324) of Pointbreak ETF Trust.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

October 19, 2015